Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2018 Operating Results
First Quarter Summary

•	Net income of $3.7 million, or $0.16 per share

•	No provision for loan and lease losses during the three months ended March 31, 2018

•	Total new loan commitments of $29.2 million and loan fundings of $20.8 million

•	Average loans increased $23.5 million from the fourth quarter of 2017

•	Net interest margin increased to 3.84% for the three months ended March 31, 2018

COSTA MESA, Calif., April 23, 2018 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a wholly owned non-bank subsidiary, today reported its financial results for the three months ended March 31, 2018.
For the first quarter of 2018, the Company reported net income of $3.7 million, or $0.16 per share. This compares with net income of $2.4 million, or $0.10 per share, in the fourth quarter of 2017, and net income of $1.8 million, or $0.08 per share, in the first quarter of 2017. The increase in net income, as compared to the three months ended December 31, 2017, is primarily attributable to an increase in net interest income and a decrease in noninterest expense. The increase in net interest income is a result of a higher level of interest income in the quarter ended March 31, 2018 attributable to a higher average loan balance and an increase in the average yield for the three months ended March 31, 2018. The decrease in noninterest expense is primarily related to a decrease in our legal fees for the three months ended March 31, 2018.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “Our first quarter performance reflects the progress we are making in driving improved profitability, as we doubled our earnings per share compared to the first quarter of 2017. Although new loan production was impacted by seasonally lower demand in the first quarter, our positive trends in net interest margin and efficiencies drove the improvement in our financial results. Our loan pipeline is strong entering the second quarter, and we believe that higher balance sheet growth should contribute to further improvement in our level of profitability over the remainder of 2018.”

Results of Operations
The following table shows our operating results for the three months ended March 31, 2018, as compared to the three months ended December 31, 2017 and the three months ended March 31, 2017. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	($ in thousands)
Total interest income	$15,015	$13,812	$11,604
Total interest expense	2,830	2,542	1,533
Net interest income	12,185	11,270	10,071
Provision for loan and lease losses	—	—	—
Total noninterest income	1,055	1,009	970
Total noninterest expense	9,533	10,108	9,211
Income tax (benefit) provision	—	(241)	49
Net income	$3,707	$2,412	$1,781
Net Interest Income
Q1 2018 vs Q4 2017. Net interest income increased $915 thousand, or 8.1%, for the three months ended March 31, 2018 as compared to the three months ended December 31, 2017 primarily as a result of:

•
An increase in interest income of $1.2 million, or 8.7%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the three months ended March 31, 2018 as compared to the three months ended December 31, 2017, which was primarily the result of the rising interest rate environment; partially offset by

•
An increase in interest expense of $288 thousand, or 11.3%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended March 31, 2018 as compared to the three months ended December 31, 2017, which was primarily the result of new client acquisition, an increase in the rate of interest paid on non-maturing interest bearing deposits resulting from the rising interest rate environment, and an increase in our Federal Home Loan Bank (“FHLB”) borrowings.

Our net interest margin increased to 3.84% for the three months ended March 31, 2018 as compared to 3.63% for the three months ended December 31, 2017 primarily attributable to an increase in the average yield on loans during the first quarter of 2018 partially offset by an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates.
Q1 2018 vs Q1 2017. Net interest income increased $2.1 million, or 21.0%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 primarily as a result of:

•
An increase in interest income of $3.4 million, or 29.4%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the three months March 31, 2018 as compared to the three months ended March 31, 2017, which was primarily the result of the rising interest rate environment; partially offset by

•
An increase in interest expense of $1.3 million, or 84.6%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, which was primarily the result of new client acquisition, our decision to increase the rate of interest paid on our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

Provision for Loan and Lease Losses
Q1 2018 vs Q4 2017. We recorded no provision for loan and lease losses during either the three months ended March 31, 2018 or December 31, 2017 due primarily to our loan growth remaining flat for the quarter. During the three months ended March 31, 2018, we had net charge-offs of $791 thousand, compared with net charge-offs of $852 thousand for the three months ended December 31, 2017.
Q1 2018 vs Q1 2017. We recorded no provision for loan and lease losses during either the three months ended March 31, 2018 or March 31, 2017. There was no provision for the first quarter of 2018 due primarily to our loan growth remaining flat for the quarter. There was no provision for loan and lease losses in the first quarter of 2017 due primarily to reserves for new loan growth being offset by improvement in asset quality.
Noninterest Income
Q1 2018 vs Q4 2017. Noninterest income increased $46 thousand, or 4.6%, for the three months ended March 31, 2018 as compared to the three months ended December 31, 2017, primarily resulting from a gain of $48 thousand on the sale of securities available-for-sale during the first quarter of 2018.
Q1 2018 vs Q1 2017. Noninterest income increased by $85 thousand, or 8.8%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, primarily as a result of:

•	A gain of $48 thousand on the sale of securities available-for-sale in the first quarter of 2018; and

•	An increase in loan servicing and referral fees during the first quarter of 2018.
Noninterest Expense
Q1 2018 vs Q4 2017. Noninterest expense decreased $575 thousand, or 5.7%, for the three months ended March 31, 2018 as compared to the three months ended December 31, 2017, primarily as a result of:

•	A decrease of $484 thousand in our professional fees primarily related to lower legal fees in the first quarter of 2018; and

•	A decrease in various expense accounts related to the normal course of operating, including expenses related to business development and data processing; partially offset by

•	An increase of $353 thousand in salaries and employee benefits primarily related to an increase in payroll taxes related to incentive compensation payments made during the quarter.
Q1 2018 vs Q1 2017. Noninterest expense increased $322 thousand, or 3.5%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, primarily as a result of:

•	An increase of $448 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense during the third quarter of 2017; and

•
An increase of $148 thousand in loan related expenses as a result of our increased loan production during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017; partially offset by

•	A decrease of $361 thousand in our professional fees primarily related to lower legal fees in the first quarter of 2018.

Income tax provision (benefit)
For the three months ended March 31, 2018, we had no provision for income tax recorded as a result of our full valuation allowance, discussed further below. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the full valuation allowance that was previously established on the balance of our deferred tax asset was still required at March 31, 2018.
The income tax benefit for the three months ended December 31, 2017 represents the reclassification of the alternative minimum tax credit carryforward from a deferred tax asset to an income tax receivable as required by the Tax Cuts and Jobs Act signed into law on December 22, 2017. No additional income tax expense was recorded during the three months ended December 31, 2017 as a result of our full valuation allowance. The fourth quarter of 2017 results reflected the estimated impact of the enactment of the new tax law, which resulted in a minimal increase in net income due to the elimination of the corporate alternative minimum tax. Additionally, as part of the newly enacted tax law, the decrease in our deferred tax asset and corresponding valuation allowance as of December 31, 2017 was primarily attributable to the Federal corporate tax rate decreasing from 35% to 21%, which caused us to decrease our gross deferred tax asset and the related valuation allowance to $15.9 million as of December 31, 2017.
For the three months ended March 31, 2017, we had income tax expense of $49 thousand. The income tax expense for the three months ended March 31, 2017 represented the payment to the state of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense was recorded during the three months ended March 31, 2017 as a result of our full valuation allowance. During the first quarter of 2017, management evaluated the positive and negative evidence and determined that there continued to be enough negative evidence to support the full valuation allowance of $21.7 million at March 31, 2017.

Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2018, gross loans totaled approximately $1.1 billion, which represented a decrease of $4.3 million, or 0.4%, compared to gross loans outstanding at December 31, 2017. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2018 and December 31, 2017.

	March 31, 2018		December 31, 2017
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$395,987	37.3%	$394,493	37.1%
Commercial real estate loans - owner occupied	210,901	19.9%	214,365	20.1%
Commercial real estate loans - all other	221,935	20.9%	228,090	21.4%
Residential mortgage loans - multi-family	109,545	10.3%	114,302	10.7%
Residential mortgage loans - single family	25,244	2.4%	24,848	2.3%
Construction and land development loans	39,500	3.7%	34,614	3.3%
Consumer loans	57,173	5.4%	53,918	5.1%
Gross loans	$1,060,285	100.0%	$1,064,630	100.0%
The decrease of $4.3 million in gross loans during the first quarter of 2018 was primarily a result of loan payoffs partially offset by new loan growth and client acquisition. During the first quarter of 2018, we secured new commercial loan commitments of $32.6 million, of which $18.0 million were funded at March 31, 2018. Our total commercial loan commitments increased to $629.4 million at March 31, 2017 from $623.5 million at December 31, 2017, while the utilization rate of commercial commitments decreased to 62.9% at March 31, 2018 from 63.2% at December 31, 2017.

Deposits

	March 31, 2018	December 31, 2017
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$335,591	$338,273
Interest-bearing checking accounts	80,033	89,179
Money market and savings deposits	357,405	350,605
Certificates of deposit	340,999	361,336
Totals	$1,114,028	$1,139,393
The decrease in our total deposits from December 31, 2017 to March 31, 2018 is primarily attributable to a decrease of $11.8 million in our checking accounts and a decrease of $20.3 million in our certificates of deposit, partially offset by an increase of $6.8 million in money market and savings deposits. The decrease in our core deposits is primarily the result of seasonality. The decrease in our certificates of deposit is primarily the result of our decision to keep the rates of interest offered on new and renewing certificates of deposit below the rates offered by many of the other banks against which we compete for these deposits. Lower priced core deposits increased to 69% of total deposits, while higher priced certificates of deposit decreased to 31% of total deposits at March 31, 2018, as compared to 68% and 32% of total deposits, respectively, at December 31, 2017.
Asset Quality
Nonperforming Assets

	2018	2017
	March 31	December 31	March 31
	($ in thousands)
Total non-performing loans	$6,816	$5,910	$25,659
Other real estate owned	2,073	—	—
Other non-performing assets	—	36	58
Total non-performing assets	$8,889	$5,946	$25,717
90-day past due loans	$1,385	$2,125	$15,838
Total classified assets	$20,580	$12,925	$37,114
Allowance for loan and lease losses	$13,405	$14,196	$16,794
Allowance for loan and lease losses /gross loans	1.26%	1.33%	1.77%
Allowance for loan and lease losses /total assets	1.03%	1.07%	1.42%
Ratio of allowance for loan and lease losses to nonperforming loans	196.67%	240.20%	65.45%
Ratio of nonperforming assets to total assets	0.68%	0.45%	2.18%
Net quarterly charge-offs (recoveries) to gross loans	0.07%	0.08%	—%
Nonperforming assets at March 31, 2018 increased $2.9 million from December 31, 2017 primarily as a result of an increase in non-performing loans and our other real estate owned in the first quarter of 2018. The increase in our non-performing loans resulted primarily from the addition of two new loan relationships totaling $3.5 million during the three months ended March 31, 2018, partially offset by $1.1 million of payoffs or paydowns on our nonaccrual loans, the transfer to other real estate owned of $2.1 million, and charge-offs of $140 thousand.
Our classified assets increased by $7.7 million from $12.9 million at December 31, 2017 to $20.6 million at March 31, 2018. The increase is primarily related to additions of $11.1 million during the three months ended March 31, 2018, partially offset by principal payments of $1.5 million, charge-offs of $208 thousand, the sale of our other assets of $36 thousand, and the sale of our asset backed security of $1.7 million during the same period.

Allowance for loan and lease losses

	2018	2017
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$14,196	$15,048	$17,178	$16,794	$16,801
Charge offs	(1,068)	(1,449)	(2,275)	(556)	(456)
Recoveries	277	597	145	940	449
Provision	—	—	—	—	—
Balance at end of quarter	$13,405	$14,196	$15,048	$17,178	$16,794
At March 31, 2018, the allowance for loan and lease losses (“ALLL”) totaled $13.4 million, which was approximately $791 thousand less than at December 31, 2017 and $3.4 million less than at March 31, 2017. The ALLL activity during the three months ended March 31, 2018 included net charge-offs of $791 thousand. There was no provision for loan and lease losses during the period, primarily attributable to flat loan growth for the three months ended March 31, 2018. Of the $1.1 million in gross charge-offs during the three months ended March 31, 2018, $860 thousand related to one loan relationship. The ratio of the ALLL-to-total loans outstanding as of March 31, 2018 was 1.26% as compared to 1.33% and 1.77% as of December 31, 2017 and March 31, 2017, respectively.
Capital Resources
At March 31, 2018, we had total regulatory capital on a consolidated basis of $148.4 million, and the Bank had total regulatory capital of $140.3 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2018, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2018		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$148,358	12.6%	N/A	N/A
Bank	140,309	11.9%	$117,728	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$117,603	10.0%	N/A	N/A
Bank	126,554	10.8%	$76,523	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$134,603	11.4%	N/A	N/A
Bank	126,554	10.8%	$94,182	At least 8.0
Tier 1 Capital to Average Assets:
Company	$134,603	10.3%	N/A	N/A
Bank	126,554	9.7%	$65,278	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which we expect to file with the SEC during the second quarter of 2018, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017	Mar '18 vs Dec '17 % Change	Mar '18 vs Mar '17 % Change
Total interest income	$15,015	$13,812	$11,604	8.7%	29.4%
Total interest expense	2,830	2,542	1,533	11.3%	84.6%
Net interest income	12,185	11,270	10,071	8.1%	21.0%
Provision for loan and lease losses	—	—	—	—%	—%
Net interest income after provision for loan and lease losses	12,185	11,270	10,071	8.1%	21.0%
Non-interest income:
Service fees on deposits and other banking services	387	362	308	6.9%	25.6%
Net gain (loss) on sale of securities available for sale	48	(4)	—	(1,300.0)%	100.0%
Net (loss) gain on sale of other assets	(4)	(24)	2	(83.3)%	(300.0)%
Other non-interest income	624	675	660	(7.6)%	(5.5)%
Total non-interest income	1,055	1,009	970	4.6%	8.8%
Non-interest expense:
Salaries and employee benefits	6,160	5,807	5,712	6.1%	7.8%
Occupancy and equipment	1,064	1,086	1,063	(2.0)%	0.1%
Professional Fees	749	1,233	1,110	(39.3)%	(32.5)%
FDIC Expense	282	214	304	31.8%	(7.2)%
Other non-interest expense	1,278	1,768	1,022	(27.7)%	25.0%
Total non-interest expense	9,533	10,108	9,211	(5.7)%	3.5%
Income before income taxes	3,707	2,171	1,830	70.8%	102.6%
Income tax (benefit) expense	—	(241)	49	(100.0)%	(100.0)%
Net income	$3,707	$2,412	$1,781	53.7%	108.1%
Basic income per common share:
Net income available to common shareholders	$0.16	$0.10	$0.08	60.0%	100.0%
Diluted income per common share:
Net income available to common shareholders	$0.16	$0.10	$0.08	60.0%	100.0%
Weighted average number of common shares outstanding:
Basic	23,266	23,203	23,138	0.3%	0.6%
Diluted	23,442	23,401	23,238	0.2%	0.9%
Ratios from continuing operations(1):
Return on average assets	1.15%	0.77%	0.64%
Return on average equity	12.94%	8.55%	7.02%
Efficiency ratio	72.00%	82.32%	83.43%
____________________

(1)	Ratios and net interest margin for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2018	December 31, 2017	Increase/ (Decrease)

Cash and due from banks	$14,438	$12,198	18.4%
Interest bearing deposits with financial institutions(1)	170,205	186,010	(8.5)%
Interest bearing time deposits	2,420	2,920	(17.1)%
Investment securities (including stock)	39,251	47,845	(18.0)%
Loans (net of allowances of $13,405 and $14,196, respectively)	1,050,034	1,053,201	(0.3)%
Other real estate owned	2,073	—	100.0%
Other assets	21,101	20,430	3.3%
Total assets	$1,299,522	$1,322,604	(1.7)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$335,591	$338,273	(0.8)%
Interest bearing deposits
Interest checking	80,033	89,179	(10.3)%
Savings/money market	357,405	350,605	1.9%
Certificates of deposit	340,999	361,336	(5.6)%
Total interest bearing deposits	778,437	801,120	(2.8)%
Total deposits	1,114,028	1,139,393	(2.2)%
Other borrowings	40,727	40,866	(0.3)%
Other liabilities	10,845	11,942	(9.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,183,127	1,209,728	(2.2)%
Shareholders’ equity	116,395	112,876	3.1%
Total Liabilities and Shareholders’ Equity	$1,299,522	$1,322,604	(1.7)%
Tangible book value per share	$4.99	$4.33	15.2%
Tangible book value per share, as adjusted(2)	$5.05	$4.41	14.5%
Shares outstanding	23,312,682	23,232,515	0.3%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$180,605	$696	1.56%	$143,445	$475	1.31%	$129,200	$264	0.83%
Securities available for sale and stock(2)	42,968	274	2.59%	48,892	307	2.49%	50,938	342	2.72%
Loans(3)	1,062,938	14,045	5.36%	1,039,447	13,030	4.97%	943,439	10,998	4.73%
Total interest-earning assets	1,286,511	15,015	4.73%	1,231,784	13,812	4.45%	1,123,577	11,604	4.19%
Noninterest-earning assets
Cash and due from banks	15,835			15,031			14,501
All other assets	7,124			649			(1,135)
Total assets	$1,309,470			$1,247,464			$1,136,943
Interest-bearing liabilities:
Interest-bearing checking accounts	$84,581	113	0.54%	$84,236	93	0.44%	$77,569	65	0.34%
Money market and savings accounts	349,330	984	1.14%	317,609	779	0.97%	354,459	631	0.72%
Certificates of deposit	358,301	1,381	1.56%	354,616	1,294	1.45%	256,698	680	1.07%
Other borrowings	40,044	166	1.68%	14,491	201	5.50%	333	—	—%
Junior subordinated debentures	17,527	186	4.30%	17,527	175	3.96%	17,527	157	3.63%
Total interest bearing liabilities	849,783	2,830	1.35%	788,479	2,542	1.28%	706,586	1,533	0.88%
Noninterest bearing liabilities
Demand deposits	331,842			338,857			320,679
Accrued expenses and other liabilities	11,661			8,181			6,792
Shareholders' equity	116,184			111,947			102,886
Total liabilities and shareholders' equity	$1,309,470			$1,247,464			$1,136,943
Net interest income		$12,185			$11,270			$10,071
Net interest income/spread			3.38%			3.17%			3.31%
Net interest margin			3.84%			3.63%			3.64%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.